Filed Pursuant to Rule 433

to Prospectus dated June 25, 2018

Registration Statement No. 333-221291


Dominion Energy
Reliability Investment
An Investment You Can Rely On
Apply Now

Current Interest Rates

1.75%

Balance Less than $10,000

1.85%

Balance $10,000-$49,999

2.00%

Balance $50,000 or More

Annual Percentage Rates (APR) effective June 25, 2018

An Investment You Can Rely On

With Dominion Energy Reliability Investment, you can earn competitive interest rates such as those offe by money market funds and short-term CDs while enjoying flexible features such as free on-demand redemptions and checkwriting privileges.

To enroll, you must complete and mail in an application form with your initial investment of $1,000* or m For more information and to receive your application packet, simply complete the form below.

**Dominion Energy employees may invest less than $1,000 initially. However, their invested balance must be $1,000 or greater within 10 months of the initial investment.*



Sign Up To Get Started

Submit the form below to receive an enrollment kit and stay informed

Name *

Mailing Address*

City*

State*

State (Required)

Zip*

Email

Phone

Send

Your enrollment kit will be mailed within 3-5 business days.

Have Questions or Need Additional Information?

Call Us: 866.876.0001 - OR - Check Out Our Webpage

Don't want to wait to receive your enrollment kit?

Download the application here. Once it is complete, send the application and your initial investment check to the address listed on the form.

Download Application

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Dominion Energy, Inc. has filed with the SEC, for more complete information about Dominion Energy, Inc. and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or www.dominionenergy.com/deri. Alternatively, Dominion Energy, Inc. will arrange to send you a prospectus if you request it by calling toll free at 866.876.0001.